CERTIFICATE OF FORMATION OF W.A. CHESTER MARYLAND, L.L.C. A LIMITED LIABILITY COMPANY
FIRST: The name of the limited liability company is:
W.A. CHESTER MARYLAND, L.L.C.

SECOND: The address of its registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware, 19805, and its registered agent is The Prentice-Hall Corporation System, Inc.

          IN WITNESS WHEREOF, the undersigned, being the individual forming the Company, has executed, signed and acknowledged this Certificate of Formation this 12th day of December, A.D. 1995.

/s/ JOHN D. McCALLUM John D. McCallum Authorized Person